U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   May, Richard A.
   33 Brook Lane
   Palos Park, IL USA 60464
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman & CEO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common shares              |6/1/00|A   | |28552             |A  | [1]       |552489             |D     |                           |
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Common shares              |      |    | |                  |   |           |16774              |I     |Spouse                     |
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Common shares              |      |    | |                  |   |           |8420               |I     |Parent                     |
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Common shares              |      |    | |                  |   |           |980                |I     |Child                      |
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Common shares              |      |    | |                  |   |           |1420               |I     |Child                      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
1. These shares, which are not currently vested, were granted June 1, 2000 and are subject to a restricted share agreement which specifies their vesting upon the lapse of 10 years, or earlier dates upon certain conditions.

Richard A. May
SIGNATURE OF REPORTING PERSON
/Signature/
Richard A. May
DATE
7/5/00